Exhibit 99.1

News Release

For Immediate Release

For more information, contact:

Sandra A. Frankhouse

Chief Financial Officer and Treasurer

Tel: 419-468-7600

PECO II Receives Three-Year Contract with Verizon Wireless

GALION, Ohio – February 10, 2004 – PECO II, Inc. (Nasdaq:PIII) a full-service provider of engineering and installation on-site services and a manufacturer of communications power systems and equipment to the communications industry, announced today that it received a three-year contract with Verizon Wireless for power plants, inverters, and associated equipment.

The contract, which lists PECO II as a preferred vendor to Verizon Wireless, is for an undisclosed amount. PECO II will provide +24VDC and –48VDC power systems, 120VAC inverters, and several variations of distribution bays to support the nationwide Verizon Wireless Network.

“We look forward to building a long-standing relationship with Verizon Wireless as a result of this contract award,” said Tony McIntosh, vice president, power systems. “This is an excellent opportunity for all PECO II associates to demonstrate our ability to provide this customer with the highest quality products as well as fast, friendly, and courteous service. Our goal is to set a new standard of excellence in the communications industry.”

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality and reliability solutions, and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

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